 Exhibit (a)(1)(A)
Offer to Purchase All Outstanding Shares of the Series A Preferred Stock of
Hertz Global Holdings, Inc.
for Cash at a Purchase Price of $1,250.00 Per Share
and Consent Solicitation
THE OFFER PERIOD (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (AT THE END OF THE DAY), EASTERN STANDARD TIME, ON TUESDAY, DECEMBER 21, 2021, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND.
Terms of the Offer and Consent Solicitation
Hertz Global Holdings, Inc. (“Hertz” or the “Company”) hereby offers to purchase all of the outstanding shares of its Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Shares”), at a purchase price per share of $1,250.00 in cash, less any applicable withholding taxes, until the Expiration Date (as defined below) upon the terms and subject to certain conditions described in this Offer to Purchase (the “Offer to Purchase”) and in the related letter of transmittal and consent (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). The Offer is being made to all holders of our Series A Preferred Shares.
Each holder of our Series A Preferred Shares whose Series A Preferred Shares are tendered pursuant to the Offer will receive an amount equal to $1,250.00 in cash, less any applicable withholding taxes, for each Series A Preferred Share tendered by such holder. Under no circumstances will we pay interest as part of the consideration to be paid for each Series A Preferred Share, including, but not limited to, by reason of any delay in making payment. Holders of record of Series A Preferred Shares that tender and do not withdraw Series A Preferred Shares in the Offer will not be entitled to any dividend on such Series A Preferred Shares, assuming that we have accepted and paid for such Series A Preferred Shares prior to the Dividend Payment Date (as defined in the Certificate of Designation).
The Offer is not conditioned upon the receipt of any financing or on any minimum number of shares being tendered. However, the Offer is subject to certain conditions. See “The Offer and Consent Solicitation — General Terms — Conditions to the Offer and Consent Solicitation.”
Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Series A Preferred Shares to amend (the “Proposed Amendment”) the certificate of designation of the Series A Preferred Shares (as amended to date, the “Certificate of Designation”) from and after the effective date of the Proposed Amendment to eliminate Section 8(b)(viii) of the Certificate of Designation. Section 8(b)(viii) of the Certificate of Designation currently provides that, without the affirmative vote or consent of holders of a majority of the Series A Preferred Shares outstanding at such time, we cannot make certain Restricted Payments (as defined in the Certificate of Designation) and certain of our Unrestricted Subsidiaries (as defined in the Certificate of Designation) cannot make certain payments in respect of Junior Stock (as defined in the Certificate of Designation), including any purchase thereof or acquisition thereof for value. Pursuant to the terms of the Certificate of Designation, the consent of holders of a majority of the outstanding Series A Preferred Shares is required to approve the Proposed Amendment. Therefore, one of the conditions to the adoption of the Proposed Amendment is the receipt of the consent of holders of at least a majority of the outstanding Series A Preferred Shares. You may not consent to the Proposed Amendment without tendering your Series A Preferred Shares in the Offer, and you may not tender your Series A Preferred Shares in the Offer without consenting to the Proposed Amendment. The consent to the Proposed Amendment is a part of the letter of transmittal and consent relating to the Series A Preferred Shares (as it may be supplemented and amended from time to time, the “Letter of Transmittal and Consent”), and therefore by tendering your Series A Preferred Shares you will deliver to us your consent to the Proposed Amendment. You may revoke your consent at any time prior to the Expiration Date (as defined below) by withdrawing the Series A Preferred Shares you have tendered.
Investment funds, accounts and other entities owned (in whole or in part), controlled, managed or advised by Apollo Capital Management, L.P. and its affiliates (collectively, “Apollo”), as holders of a majority of the outstanding Series A Preferred Shares, have agreed on the terms and subject to the conditions contained in an agreement between Hertz and Apollo, dated November 23, 2021 (the “Tender Support Agreement”) to tender in the Offer their shares referred to therein and to consent to the Proposed Amendment. Accordingly, whether or not you tender Series A Preferred Shares, we expect the Proposed Amendment will be approved and become effective promptly following the conclusion of the Offer.
The Series A Preferred Shares are not listed on any national securities exchange.
The Offer and Consent Solicitation is made solely upon the terms and conditions in this Offer to Purchase and in the related Letter of Transmittal and Consent. The Offer and Consent Solicitation will be open until midnight (at the end of the day), Eastern Standard Time, on Tuesday, December 21, 2021, or such later time and date to which we may extend the Offer (the period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period,” and the date and time at which the Offer Period ends is referred to as the “Expiration Date”). The Offer and Consent Solicitation is not made to those holders who reside in states or other jurisdictions where an offer, solicitation or sale would be unlawful.
We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Offer at any time prior to the Expiration Date. Promptly upon any such termination, we will return the tendered Series A Preferred Shares to the holders (and the related consent to the Proposed Amendment will be revoked).
You may tender some or all of your Series A Preferred Shares into the Offer. If you elect to tender Series A Preferred Shares in response to the Offer and Consent Solicitation, please follow the instructions in this Offer to Purchase and the related documents, including the Letter of Transmittal and Consent. If you tender Series A Preferred Shares, you may withdraw your tendered Series A Preferred Shares at any time before the Expiration Date and retain them on their current terms, or amended terms if the Proposed Amendment is approved, by following the instructions in this Offer to Purchase and Consent Solicitation. In addition, you may withdraw any tendered Series A Preferred Shares that are not accepted by us within 40 business days from the commencement of this Offer on November 23, 2021.
Series A Preferred Shares not tendered pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Proposed Amendment is approved. We reserve the right to redeem any of the Series A Preferred Shares, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer and Consent Solicitation.
Our Board of Directors has approved the Offer and Consent Solicitation. However, neither we nor any of our management, our Board of Directors or the Depositary (as defined below) is making any recommendation as to whether holders of the Series A Preferred Shares should tender their Series A Preferred Shares and consent to the Proposed Amendment in the Consent Solicitation. Each holder of the Series A Preferred Shares must make its own decision as to whether to tender some or all of its Series A Preferred Shares and consent to the Proposed Amendment.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.
Through the Offer, we are soliciting your consent to the Proposed Amendment. By tendering your Series A Preferred Shares, you will be delivering your consent to the Proposed Amendment, which consent will be effective upon our acceptance of the Series A Preferred Shares for payment.

All questions concerning the terms of the Offer and Consent Solicitation, including tender procedures and requests for additional copies of this Offer to Purchase or the Letter of Transmittal and Consent should be directed to the Computershare Trust Company N.A., as depositary for the Offer (the “Depositary”):
By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions Suite V 150 Royall Street Canton, MA 02021
We will amend these materials, including this Offer to Purchase, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to the holders of our Series A Preferred Shares.
This Offer to Purchase is dated November 23, 2021.

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ABOUT THIS OFFER TO PURCHASE
You should read this Offer to Purchase, including the detailed information regarding our company and our Series A Preferred Shares, and the form of the Proposed Amendment that is attached as an exhibit to this Offer to Purchase.
You should rely only on the information contained or incorporated by reference in this Offer to Purchase. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Offer to Purchase. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Offer to Purchase is accurate as of any date other than the date on the front of this Offer to Purchase. You should not consider this Offer to Purchase to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Offer to Purchase to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
Unless the context requires otherwise, in this Offer to Purchase, we use the terms “our company,” “we,” “us,” “our,” and similar references to refer to Hertz Global Holdings, Inc. and its subsidiaries.

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SUMMARY
This summary provides a brief overview of the key aspects of The Offer and Consent Solicitation. Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this Offer to Purchase. Accordingly, you are urged to carefully review this Offer to Purchase in its entirety.
Our Company
Hertz is a top-level holding company for corporations engaged in (a) the global vehicle rental and leasing business primarily through the Hertz, Dollar and Thrifty brands from company-owned, licensee and franchisee locations in the United States (“U.S.”), Africa, Asia, Australia, Canada, the Caribbean, Europe, Latin America, the Middle East and New Zealand and through the operation of the Firefly vehicle rental brand, (b) the vehicle sales business through Hertz Car Sales and (c) the Hertz 24/7 car sharing business in international markets.
Corporate Contact Information
Our principal executive offices are located at 8501 Williams Road, Estero, Florida 33928, and our telephone number at that address is (239) 301-7000. Our website is www.hertz.com. Information contained on our website is not a part of this Offer to Purchase. Our common stock, par value $0.01 per share (the “Common Stock”), is listed on the Nasdaq Global Select Market under the symbol “HTZ.”
The Offer and Consent Solicitation
Securities to be Tendered
All issued and outstanding Series A Preferred Shares.
The Series A Preferred Shares were issued on June 30, 2021 (the “Reorganization Effective Date”) in accordance with the Second Modified Third Amended Joint Chapter 11 Plan of Reorganization of the Company, The Hertz Corporation (“Hertz Corp.”) and certain of their direct and indirect subsidiaries in the U.S. and Canada that underwent and emerged from Chapter 11 bankruptcy protection. Pursuant to the Certificate of Designation, Series A Preferred Shares will accrue a dividend, payable semi-annually in arrears (with the first dividend paid on the six month anniversary of the Reorganization Effective Date), in an amount equal to the applicable dividend rate multiplied by the then-current stated value (which was initially set at $1,000 per share). Subject to the remedies of holders following the occurrence of certain Non-Compliance Events” (as defined in the Certificate of Designation), the applicable dividend rate is:
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with respect to a dividend accrued prior to the second anniversary of the Reorganization Effective Date, 9.00% per annum;

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with respect to a dividend accrued from and after the second anniversary of the Reorganization Effective Date and prior to the third anniversary of the Reorganization Effective Date, 7.00% per annum for any portion paid in cash and 9.00% per annum for any portion paid as a compounded dividend;

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with respect to a dividend accrued from and after the third anniversary of the Reorganization Effective Date and prior to the 42-month anniversary of the Reorganization Effective Date, 8.00% per annum for any portion paid in cash and 10.00% per annum for any portion paid as a compounded dividend;
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with respect to a dividend accrued from and after the 42-month anniversary of the Reorganization Effective Date and prior to the fourth anniversary of the Reorganization Effective Date, 9.00% per annum;

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with respect to a dividend accrued from and after the fourth anniversary of the Reorganization Effective Date and prior to the 54-month anniversary of the Reorganization Effective Date, 10.00% per annum;

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with respect to a dividend accrued from and after the 54-month anniversary of the Reorganization Effective Date and prior to the fifth anniversary of the Reorganization Effective Date, 11.00% per annum; and

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with respect to a dividend accrued from and after the fifth anniversary of the Reorganization Effective Date, an amount equal to the sum of 13.00% per annum and the product of 2.00% per annum multiplied by the number of whole years elapsed since the fifth anniversary of the Reorganization Effective Date through and including such dividend payment date;

provided that each of the foregoing rates will be increased by 6.00% per annum at any time that the funded corporate indebtedness (including certain preferred stock and undrawn letters of credit) of the Company, Hertz Corp. and its restricted subsidiaries exceeds $3,300,000,000. As of the date of this Offer to Purchase, there were 1,500,000 Series A Preferred Shares outstanding, which had an aggregate liquidation preference of $1,500,000,000.
Holders of record of Series A Preferred Shares that tender and do not withdraw Series A Preferred Shares in the Offer will not be entitled to any dividend on such Series A Preferred Shares, assuming that we have accepted and paid for such Series A Preferred Shares prior to the Dividend Payment Date.
Market Price of Our Securities
Our Series A Preferred Shares are not listed on a national securities exchange or quoted on an inter-dealer quotation system.
Background of and the Reasons for the Offer and Consent Solicitation
Our Board of Directors determined that it is in the best interests of the Company and its stockholders to repurchase the Series A Preferred Shares with the proceeds from an offering of senior notes that we completed on November 23, 2021 (the “Notes Offering”), together with other available cash, and our management believes that, at this time, it is a prudent use of our financial resources. The Board reviewed materials concerning the impact of the issuance of the Notes and the repurchase of the Series A Preferred Shares on the Company, and discussed with management information concerning the Company’s financial position, liquidity, cash flow and debt maturity profile. The Board determined that the issuance of the Notes and the repurchase of the Series A Preferred Shares pursuant to the Offer will simplify our capital structure and lower our cost of capital. The interest rates on the Notes are significantly lower than the dividends payable pursuant to the Series A Preferred Shares. In addition, if we do not launch the Offer and Consent Solicitation on or prior to December 23, 2021, or do not consummate the Offer on or prior to February 1, 2022 (including payment of all required amounts), certain cash fees will become due and payable to each Series A Preferred Holder pursuant to the Certificate of Designation. The purchase price per share that we are offering Series A Preferred Holders is lower than the price at which we may redeem each Series A Preferred Shares in accordance with the Certificate of Designation. Further, consummating the Offer and Consent Solicitation will improve our flexibility to pay dividends and make certain other Restricted Payments and stock repurchases because the Notes contain provisions that provide such increased flexibility and the Consent Solicitation, if approved, will remove such limitations from any Series A Preferred Shares that remain outstanding. Based upon the foregoing, the Board approved this Offer and Consent Solicitation. See “The Offer and Consent Solicitation — Background of the Offer and Consent Solicitation and Reasons for the Offer and Consent Solicitation” and “— Terms of the Offer.”
The Offer
From the date of the commencement of the Offer until the Expiration Date (as described below), we are offering to holders of our Series A Preferred Shares (“Series A Preferred Holders”) the opportunity to receive $1,250.00 in cash for each Series A Preferred Share (125.0% of the liquidation preference). If a Series A Preferred Holder tenders any Series A Preferred Shares, it may withdraw its tendered Series A Preferred Shares at any time before the Expiration Date (as described below) and retain them on their current terms, or amended terms if the Proposed Amendment is approved. In addition, you may withdraw any tendered Series A Preferred Shares that are not accepted by us within 40 business days from the commencement of this Offer on November 23, 2021.
For purposes of the Offer, we will be deemed to have accepted all Series A Preferred Shares that are validly tendered and for which tenders are not withdrawn as of the Expiration Date, unless we give written notice to the holder of the Series A Preferred Share of our non-acceptance. Under no circumstances will we pay interest as part of the consideration, including, but not limited to, by reason of any delay in making payment.
Holders of record of Series A Preferred Shares that tender and do not withdraw Series A Preferred Shares in the Offer will not be entitled to any dividend on such Series A Preferred Shares, assuming that we have accepted and paid for such Series A Preferred Shares prior to the Dividend Payment Date.
The Consent Solicitation
Concurrently with the Offer, we also are soliciting consents (the “Consent Solicitation”) from holders of the Series A

Preferred Shares for the Proposed Amendment, to eliminate from and after the effective date of the Proposed Amendment Section 8(b)(viii) of the Certificate of Designation. Section 8(b)(viii) of the Certificate of Designation currently provides that, without the affirmative vote or consent of holders of a majority of the Series A Preferred Shares outstanding at such time, we cannot make certain Restricted Payments and certain of our Unrestricted Subsidiaries cannot make certain payments in respect of Junior Stock, including any purchase thereof or acquisition thereof for value. A copy of the proposed Certificate of Amendment effecting the Proposed Amendment (the “Certificate of Amendment”) for the Series A Preferred Shares is attached hereto as Annex A. We urge that you carefully read the Certificate of Amendment in its entirety. The adoption of the Proposed Amendment is conditioned on our receipt of the affirmative consent of holders of a majority of the outstanding Series A Preferred Shares.
Series A Preferred Holders who validly tender (and do not subsequently withdraw) Series A Preferred Shares in the Offer will automatically be deemed, without any further action, to have given their affirmative consent to approve the Proposed Amendment (effective upon our acceptance of the tendered Series A Preferred Shares). The affirmative consent to the Proposed Amendment is a part of the Letter of Transmittal and Consent.
Apollo, as holders of a majority of the outstanding Series A Preferred Shares, have agreed pursuant to the Tender Support Agreement to tender in the Offer their shares referred to therein and to consent to the Proposed Amendment, so long as (i) the Offer is not terminated, withdrawn or modified in a manner that would cause it to not qualify as a “Qualifying Offer (as defined in the Tender Support Agreement) and (ii) Apollo’s obligations under the Tender Support Agreement are not terminated in accordance with the terms thereof. Accordingly, whether or not you tender Series A Preferred Shares, we expect the Proposed Amendment will be approved and become effective promptly following the conclusion of the Offer.
Series A Preferred Holders cannot tender any Series A Preferred Shares in the Offer without giving affirmative consent to the Proposed Amendment and they cannot affirmatively consent to the Proposed Amendment without tendering their Series A Preferred Shares. Thus, before deciding whether to tender any Series A Preferred Shares, Series A Preferred Holders should be aware that a tender of the Series A Preferred Shares may result in the approval of the Proposed Amendment.
The Offer and Consent Solicitation are subject to the terms and conditions contained in this Offer to Purchase and the Letter of Transmittal and Consent.
Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is midnight (at the end of the day), Eastern Standard Time, on December 21, 2021, or such later time and date to which we may extend the Offer. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the Offer Period.
We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Offer and Consent Solicitation at any time prior to the Expiration Date. Promptly upon any such termination, we are required by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to promptly return the tendered Series A Preferred Shares. We will announce our decision to terminate the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
Amendments to The Offer and Consent Solicitation
We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation including by increasing or decreasing the cash purchase price for each Series A Preferred Share. If we increase or decrease the cash purchase price for each Series A Preferred Share and the Offer and Consent Solicitation is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease, then we will extend the Offer and Consent Solicitation until the expiration of that ten-business day period.
If we materially change other terms of the Offer and Consent Solicitation or the information concerning the Offer and Consent Solicitation, or if we waive a material condition to the Offer and Consent Solicitation, we will disseminate promptly additional information to you. In addition, we will extend the Offer and Consent Solicitation to the extent required by the Exchange Act.
Conditions to The Offer and Consent Solicitation
The Offer and Consent Solicitation are conditioned upon the following:
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no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer or Consent Solicitation, the tender of the Series A Preferred Shares pursuant to the Offer or otherwise relates in any manner to the Offer or Consent Solicitation;

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there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, including, but not limited to, with respect to the solvency of the Company, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance of the Series A Preferred Shares illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept the Series A Preferred Shares; and
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there shall not have occurred any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets, a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the Offer or Consent Solicitation, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens or any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after November 23, 2021 that in our reasonable judgment makes it inadvisable for us to proceed with the Offer and Consent Solicitation).

Additional Condition to Consent Solicitation
In addition to being subject to the conditions set forth above under “The Offer and Consent Solicitation — General Terms — Conditions to The Offer and Consent Solicitation,” the Consent Solicitation is additionally conditioned upon at least a majority of the outstanding Series A Preferred Shares having been properly tendered and not withdrawn in the Offer.
No Recommendation; Holder’s Own Decision
Each holder of the Series A Preferred Shares must make its own decision as to whether to tender the Series A Preferred Shares pursuant to the Offer and consent to the Proposed Amendment pursuant to the Consent Solicitation. Neither we, nor our Board of Directors, our management, the Depositary or any other person makes any recommendation on whether you should tender or refrain from tendering all or any portion of your Series A Preferred Shares, or consent to the Proposed Amendment, and no one has been authorized by any of them to make such a recommendation.
Announcement of Results of The Offer
We will announce the preliminary results of the Offer and Consent Solicitation promptly following the Expiration Date. Final results of the Offer and Consent Solicitation, including whether all of the conditions to the Offer and Consent Solicitation have been satisfied or waived and whether we will accept the tendered Series A Preferred Shares, will be published in a current report on Form 8-K to be filed with the Securities and Exchange Commission (the “Commission”) and by amendment to the Schedule TO (as defined below) we file with the Commission in connection with the Offer and Consent Solicitation.
Source and Amount of Funds
The source of funds for the cash consideration being paid by us to those tendering Series A Preferred Shares pursuant to the

Offer is our available cash, including proceeds from the Notes Offering. The total amount of cash required to purchase all outstanding Series A Preferred Shares is $1,875,000,000. In addition, we estimate fees, expenses and other related amounts incurred in connection with the transactions will be approximately $500,000. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts from our cash on hand.
Depositary
The Depositary has been appointed as the depositary for the Offer and Consent Solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this Offer to Purchase or the Letter of Transmittal and Consent should be directed to the Company at the telephone numbers set forth on the back cover page of this Offer to Purchase.
Fees and Expenses
The expenses of soliciting tenders of the Series A Preferred Shares will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees and affiliates.
You will not be required to pay any fees or commissions to us or the Depositary in connection with the Offer and Consent Solicitation. If your Series A Preferred Shares are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Series A Preferred Shares on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
Absence of Appraisal or Dissenters’ Rights
Holders of the Series A Preferred Shares do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.
Additional Information; Amendments
We have filed with the Commission an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”). We recommend that holders of the Series A Preferred Shares review the Schedule TO, including the exhibits, and our other materials that have been filed with the Commission before making a decision on whether to accept the Offer and consent to the Proposed Amendment that is the subject of the Consent Solicitation.
The Offer and Consent Solicitation are not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.
Our Board of Directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and holders of the Series A Preferred Shares should consult with personal advisors if they have questions about their financial or tax situation.

Material U.S. Federal Income Tax Consequences
You should carefully consider the information described in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 28 of this Offer to Purchase.
Certain Considerations
You should also carefully consider the risks and considerations described in the section entitled “Certain Considerations” beginning on page 10 of this Offer to Purchase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference into this Offer to Purchase contain forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical facts included or incorporated by reference in this Offer to Purchase, including, without limitation, statements regarding our liquidity and our possible or assumed future results of operations, future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements. These statements often include words such as “believe,: “expects,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct and you should understand that these statements are not guarantees of performance or results and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative. Important factors that could affect our actual results and cause them to differ materially from those expressed in forward-looking statements include, among others, those that may be disclosed from time to time in subsequent reports filed with or furnished to the Commission, those described under Item 1A, “Risk Factors,” included in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”) and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 (the “Q3 2021 Form 10-Q”) and the following, which were derived in part from the risks set forth in Item 1A, “Risk Factors,” of our 2020 Form 10-K and the Q3 2021 Form 10-Q:
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the liquidity of the Series A Preferred Shares not tendered in the Offer and Consent Solicitation and the limited trading markets in such shares;

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the impact of our recent emergence from Chapter 11 on our business and relationships;

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levels of travel demand, particularly with respect to business and leisure travel in the U.S. and in global markets;

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the length and severity of COVID-19 and the impact on our vehicle rental business as a result of travel restrictions and business closures or disruptions;

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the impact of COVID-19 and actions taken in response to the pandemic on global and regional economies and economic factors;

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general economic uncertainty and the pace of economic recovery, including in key global markets, when COVID-19 subsides;

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our ability to implement our business strategy, including our ability to implement plans to support a large scale electric vehicle fleet and to play a central role in the modern mobility ecosystem;

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our ability to attract and retain key personnel;

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our ability to utilize our net operating loss carryforwards, other tax attributes, and, potentially, certain built-in losses as a result of our emergence from bankruptcy and a prior ownership change under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”);

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our ability to remediate the material weaknesses in our internal controls over financial reporting;

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our ability to maintain an effective employee retention and talent management strategy and resulting changes in personnel and employee relations;

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the recoverability of our goodwill and indefinite-lived intangible assets when performing impairment analysis;

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our ability to dispose of vehicles in the used-vehicle market, to use the proceeds of such sales to acquire new vehicles and to reduce exposure to residual risk;

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actions creditors may take with respect to the vehicles used in the rental car operations;

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significant changes in the competitive environment and the effect of competition in our markets on rental volume and pricing;

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occurrences that disrupt rental activity during our peak periods;

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our ability to accurately estimate future levels of rental activity and adjust the number and mix of vehicles used in our rental operations accordingly;

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our ability to retain and increase customer loyalty and market share;

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increased vehicle costs due to declining value of our non-program vehicles;

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our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning vehicles and to refinance our existing indebtedness;

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risks related to our indebtedness, including our present level of debt, our ability to incur substantially more debt, the fact that substantially all of our consolidated assets secure certain of our outstanding indebtedness and increases in interest rates or in our borrowing margins;

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our ability to meet the financial and other covenants contained in our credit agreement and certain asset-backed and asset-based arrangements;

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our ability to access financial markets, including the financing of our vehicle fleet through the issuance of asset-backed securities;

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fluctuations in interest rates, foreign currency exchange rates and commodity prices;

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our ability to sustain operations during adverse economic cycles and unfavorable external events (including war, escalation of hostilities, terrorist acts, natural disasters and epidemic disease);

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our ability to prevent the misuse or theft of information we possess, including as a result of cyber security breaches and other security threats;

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our ability to adequately respond to changes in technology, customer demands and market competition;

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our ability to successfully implement any strategic transactions;

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our ability to achieve anticipated cost savings from on-going strategic initiatives;

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the impact on the value of, or interest earned on, any LIBOR-based marketable securities, fleet leases, loans and derivatives as a result of changes to the LIBOR reference rate;

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our ability to purchase adequate supplies of competitively priced vehicles, including electric vehicles, at a reasonable cost at the times we need such vehicles, as a result of the continuing global chip manufacturing shortage and other raw material supply constraints;

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the impact of the global chip shortage and other raw material supply constraints on depreciation costs and the prices we realize on the disposition of vehicles in our fleet;

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financial instability of the manufacturers of our vehicles, which could impact their ability to fulfill obligations under repurchase or guaranteed depreciation programs;

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an increase in our vehicle costs or disruption to our rental activity, particularly during our peak periods, due to safety recalls by the manufacturers of our vehicles;

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our ability to execute a business continuity plan;

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our access to third-party distribution channels and related prices, commission structures and transaction volumes;

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risks associated with operating in many different countries, including the risk of a violation or alleged violation of applicable anti-corruption or anti-bribery laws and our ability to repatriate cash from non-U.S. affiliates without adverse tax consequences;

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a major disruption in our communication or centralized information networks;

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a failure to maintain, upgrade and consolidate our information technology systems;

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costs and risks associated with potential litigation and investigations or any failure or inability to comply with laws and regulations or any changes in the legal and regulatory environment;

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our ability to maintain our network of leases and vehicle rental concessions at airports in the U.S. and internationally;

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our ability to maintain favorable brand recognition and a coordinated branding and portfolio strategy;

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changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations, where such actions may affect our operations, the cost thereof or applicable tax rates;

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risks relating to our deferred tax assets, including the risk of an “ownership change” under the Code;

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our exposure to uninsured claims in excess of historical levels;

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risks relating to our ability to collect our subrogation receivables;

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risks relating to our participation in multiemployer pension plans;

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shortages of fuel and increases or volatility in fuel costs;

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our ability to manage our relationships with unions;

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changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates; and

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other risks and uncertainties described from time to time in periodic and current reports that we file with the Commission and incorporated by above into this Offer to Purchase.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date of this Offer to Purchase, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CERTAIN CONSIDERATIONS
The Proposed Amendment, if approved, will permit us to declare and pay dividends or other distributions on our Common Stock, and to purchase, redeem, retire or otherwise acquire for value any junior stock, including our Common Stock.
If we complete the Offer and Consent Solicitation and obtain the requisite approval of the Proposed Amendment by a majority of holders of the Series A Preferred Shares, we will adopt the Proposed Amendment to allow us from and after the effective date of the Proposed Amendment to eliminate Section 8(b)(viii) of the Certificate of Designation. Section 8(b)(viii) of the Certificate of Designation currently provides that, without the affirmative vote or consent of holders of a majority of the Series A Preferred Shares outstanding at such time, we cannot make certain Restricted Payments and certain of our Unrestricted Subsidiaries cannot make certain payments in respect of Junior Stock, including any purchase thereof or acquisition thereof for value.
Pursuant to the terms of the Certificate of Designation, the consent of holders of a majority of the outstanding Series A Preferred Shares is required to approve the Proposed Amendment. Therefore, one of the conditions to the adoption of the Proposed Amendment is the receipt of the consent of holders of at least a majority of the outstanding Series A Preferred Shares. You may not consent to the Proposed Amendment without tendering your Series A Preferred Shares in the Offer, and you may not tender your Series A Preferred Shares in the Offer without consenting to the Proposed Amendment. The consent to the Proposed Amendment is a part of the Letter of Transmittal and Consent, and therefore by tendering your Series A Preferred Shares you will deliver to us your consent to the Proposed Amendment. You may revoke your consent at any time prior to the Expiration Date by withdrawing the Series A Preferred Shares you have tendered. Whether or not you tender Series A Preferred Shares, we expect the Proposed Amendment will be approved and become effective promptly following the conclusion of the Offer. We have previously announced that we are authorized to purchase up to $500 million of our Common Stock pursuant to the first amendment to the Certificate of Designation, dated November 3, 2021 (the “First Preferred Amendment”), of which we have already purchased $300 million. If, as we expect, we receive consent to the Proposed Amendment, it is possible that we may purchase additional shares of Common Stock pursuant to one or more stock repurchase programs. A copy of the proposed Certificate of Amendment for the Series A Preferred Shares is attached hereto as Annex A. We urge that you carefully read the Certificate of Amendment in its entirety.
If we fail to receive the consent of holders of at least a majority of the outstanding Series A Preferred Shares to approve the Proposed Amendment, the offer will terminate without our acceptance of any tendered Series A Preferred Shares and we will remain subject to the limitations in the Certificate of Designation relating to certain Restricted Payments or payments by certain of our subsidiaries in respect of Junior Stock, including any purchase thereof or acquisition thereof for value.
We have not obtained a third-party determination that the Offer or the Consent Solicitation is fair to holders of the Series A Preferred Shares, and the consideration to be paid for each Series A Preferred Share is less than the price per share at which we may currently redeem the Series A Preferred Shares.
None of us, our affiliates or the Depositary makes any recommendation as to whether you should tender some or all of your Series A Preferred Shares. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of holder of the Series A Preferred Shares for purposes of negotiating the Offer or the Consent Solicitation or preparing a report concerning the fairness of the Offer or the Consent Solicitation.
We may redeem for cash, in whole or in part, the outstanding Series A Preferred Shares at a price per Series A Preferred Share (the “Redemption Price”) equal to the greater of (x) the sum of (A) the liquidation preference per Series A Preferred Share to be redeemed plus (B) an amount equal to the accrued dividends with respect to such share plus (C) accrued and unpaid dividends since the most recent dividend payment date with respect to such share as of the applicable redemption date and (y) the amount necessary, if any, to result in a multiple on invested capital (calculated pursuant to the terms of the Certificate of Designations) equal to the product of 1.30 times the liquidation preference with respect to such Series A Preferred Share. As of November 23, 2021, the Redemption Price would have been $1,280.00 per Series A Preferred Share. We are not required to redeem any Series A Preferred Shares at any time, and we have not made any determination whether to redeem any or all of the Series Preferred Shares that remain outstanding following the Offer. You must make your own independent decision regarding your participation in the Offer and Consent Solicitation.
There is no guarantee that tendering your Series A Preferred Shares in the Offer will put you in a better future economic position.
We can give no assurance as to the market value of our Series A Preferred Shares in the future. If you choose to tender some or all of your Series A Preferred Shares in the Offer, future events may cause an increase of the market price of our Series A Preferred Shares, which may result in a lower value realized by participating in the Offer than you might have realized if you did not tender your Series A Preferred Shares. Additionally, we may determine to redeem any outstanding Series A Preferred Shares following the completion of the Offer, although we have not made any determination in that regard. Similarly, if you do not tender your Series A Preferred Shares in the Offer, there can be no assurance that you can sell your Series A Preferred Shares in the future (either to a third party or through redemption in accordance with the terms of the Certificate of Designation) at a value equal to or higher than would have been obtained by participating in the Offer. Moreover, we may elect to offer to purchase additional shares of our Series A Preferred Shares in the future, and there can be no guarantee that any future offer will be on terms equivalent to, more or less favorable than the terms of this Offer. In addition, if the Proposed Amendment is adopted, any Series A Preferred Shares held by you that you do not tender in the Offer will no longer be entitled to certain protections limiting our ability to make Restricted Payments or payments by certain of our subsidiaries in respect of Junior Stock, including any purchase thereof or acquisition thereof for value.
Holders of the Series A Preferred Shares who participate in the Offer and tender Series A Preferred Shares will lose their right to receive future distributions with respect to any Series A Preferred Shares tendered (including dividends with a record date prior to the conclusion of the Offer that are not payable until after the Expiration Date).
Holders of our Series A Preferred Shares are entitled to receive dividends, when, as and if declared by the Company’s Board of Directors out of any funds legally available therefor, as described below. Series A Preferred Holders who choose to participate in the Offer by tendering Series A Preferred Shares will receive the cash payment of $1,250.00 per share, less any applicable withholding taxes.
Holders of record of Series A Preferred Shares that tender and do not withdraw Series A Preferred Shares in the Offer will not be entitled to any dividend on such Series A Preferred Shares, assuming that we have accepted and paid for such Series A Preferred Shares prior to the Dividend Payment Date.
The liquidity of the Series A Preferred Shares that are not tendered will likely be reduced.
The ability to sell untendered Series A Preferred Shares will likely become more limited due to the reduction in the number of the Series A Preferred Shares outstanding upon completion of the Offer and Consent Solicitation, in particular if a significant number of the outstanding Series A Preferred Shares are tendered in the Offer. A more limited number of outstanding Series A Preferred Shares might adversely affect the value of untendered Series A Preferred Shares. Apollo, as holders of a majority of the outstanding Series A Preferred Shares, have agreed pursuant to the Tender Support Agreement to tender in the Offer their shares referred to therein and to consent to the Proposed Amendment on the terms and subject to the conditions contained in the Tender Support Agreement. See “The Offer and Consent Solicitation — Terms of the Offer.” We cannot assure you as to the value of the Series A Preferred Shares that remain outstanding following consummation of the Offer. We are not required to redeem any Series A Preferred Shares at any time, and we have not made any determination whether to redeem any or all of the Series A Preferred Shares that remain outstanding following the Offer. The Series A Preferred Shares are subject to transfer restrictions under applicable securities law and may only be transferred in accordance with certain exemptions under the Securities Act of 1933, as amended. The Series A Preferred Shares are not listed, and we are not required to list the Series A Preferred Shares, on any national securities exchange. As such, no prediction can be made regarding the existence or development of any trading market in the Series A Preferred Shares or the prices at which the Series A Preferred Shares may be traded at any point in time, if at all.
The Offer and Consent Solicitation may be terminated, extended or delayed.
We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Offer and the Consent Solicitation at any time prior to the Expiration Date. Following any such termination, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Series A Preferred Shares. We will announce any termination of the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer and Consent Solicitation — Terms of the Offer — Offer Period.”
Even if the Offer and Consent Solicitation is consummated, it may not be consummated on the schedule described hereunder. Accordingly, holders of our Series A Preferred Shares participating in the Offer and Consent Solicitation may have to wait longer than expected to receive their cash, during which time such holder will not be able to effect transfers or sales of their Series A Preferred Shares tendered in the Offer.
To the extent the proceeds from the Notes Offering exceed the amounts required to finance the Offer and an additional amount that it may retain for general corporate purposes, Hertz Corp. will be required to use any such excess proceeds to redeem a portion of the Notes.
To the extent that the net proceeds from the Notes Offering are in excess of the amounts required to repurchase the tendered Series A Preferred Shares and pay fees and expenses in connection with the Offer and the Notes Offering, Hertz Corp. may elect to retain up to $250 million of such remaining net proceeds for general corporate purposes. Hertz Corp. must use any proceeds remaining in excess of such amount to redeem a portion of the Notes. See “The Offer and Consent Solicitation — Background of the Offer and Consent Solicitation and Reasons for the Offer and Consent Solicitation.”
If you tender shares pursuant to the Offer, you may be required to include the full amount of the cash you receive in your taxable income without reduction for your tax basis.
The U.S. federal income tax rules governing the tendering of the Series A Preferred Shares pursuant to the Offer are complicated and unclear and will depend on facts and circumstances that are not yet known. In particular, we expect to have significant earnings and profits for U.S. federal income tax purposes as of the time of any cash payment to tendering Holders pursuant to the Offer. As a result, if the cash payment is treated as a distribution pursuant to Section 301 of the Code, it is possible that if you tender Series A Preferred Shares pursuant to the Offer, you will be required to include all or a substantial amount of the cash you receive in the tender in your taxable income as a dividend for U.S. federal income tax purposes without reduction for your tax basis in your shares. In addition, if you are a Non-U.S. Holder (as defined below), you may be subject to a 30% withholding tax (or a lower treaty rate if applicable) on the amount treated as a dividend. We strongly urge you to consult your own tax advisor with respect to the U.S. federal income tax consequences of tendering Series A Preferred Shares pursuant to the Offer in light of your individual circumstances. See “Material U.S. Federal Income Tax Consequences” for additional information.

THE OFFER AND CONSENT SOLICITATION
Participation in the Offer and Consent Solicitation involves a number of risks, including, but not limited to, the risks identified in the section entitled “Certain Considerations” in this Offer to Purchase and the section entitled “Risk Factors” in our latest Annual Report on Form 10-K for the year ended December 31, 2020, in our Quarterly Reports on Form 10-Q, and other public filings and press releases. Holders of the Series A Preferred Shares should carefully consider these risks and are urged to speak with their personal legal, financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer and Consent Solicitation. In addition, we strongly encourage you to read this Offer to Purchase in its entirety, and the information and documents that have been incorporated by reference herein, before making a decision regarding the Offer and Consent Solicitation.
Background of the Offer and Consent Solicitation and Reasons for the Offer and Consent Solicitation
On May 22, 2020, Hertz, Hertz Corp., and certain of their direct and indirect subsidiaries in the United States and Canada (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 (“Chapter 11”) of the United States Code in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Chapter 11 cases were jointly administered for procedural purposes only under the caption In re The Hertz Corporation, et al., Case No. 20-11218 (MFW).
On June 10, 2021, the Bankruptcy Court entered an order confirming the Debtors’ Chapter 11 plan of reorganization (the “Plan”). On the Reorganization Effective Date, the Plan became effective in accordance with its terms and the Debtors emerged from Chapter 11.
On the Reorganization Effective Date, as a result of the Plan, the reorganized Debtors received cash proceeds of approximately $7.5 billion, including $1.5 billion (less a 2% upfront discount and stock issuance fees) from the purchase of Series A Preferred Shares of reorganized Hertz by Apollo.
On November 3, 2021, we entered into the First Preferred Amendment to the Certificate Of Designation, which (i) permits us at the time of the listing of our Common Stock on a national securities exchange and until November 3, 2022 to repurchase for cash shares of our Common Stock for aggregate gross consideration not to exceed $500 million (of which, we have already purchased $300 million of our Common Stock) and (ii) requires us to pay a consent fee and additional cash fees to the Series A Preferred Holders as described below:
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We paid each Series A Preferred Holder that delivered a consent on or prior to November 12, 2021 a non-refundable consent fee equal to 0.50% of the aggregate liquidation preference of the Series A Preferred Shares held by such holder (the “Consent Fee”).

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On December 23, 2021, we must pay each Series A Preferred Holder a cash fee equal to 2.00% of the liquidation preference of the Series A Preferred Shares held by such holder as of the payment date, unless on or prior to such date we have commenced a Qualifying Offer to Purchase (as defined in the Certificate of Designation) to purchase the Series A Preferred Shares (the “50-Day Fee”).

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On February 1, 2022, we must pay each Series A Preferred Holder a cash fee in an additional amount equal to 5.00% of the liquidation preference of the Series A Preferred Shares held by such holder as of the payment date, unless on or prior to such date we have consummated a Qualifying Offer to Purchase the Series A Preferred Shares (including the payment of all required amounts in connection therewith) (the “90-Day Fee”).

Because this Offer constitutes a “Qualifying Offer to Purchase” in accordance with the First Preferred Amendment, the 50-Day Fee will not become payable to the Series A Preferred Holders unless this Offer is not consummated. Hertz will not be required to pay the 90-Day Fee to the Series A Preferred Holders if this Offer is consummated, and all required amounts in connection with this Offer are paid, on or before February 1, 2022. As of November 23, 2021, we had paid Consent Fees in an aggregate amount of $5.7 million to Series A Preferred Holders in accordance with the First Preferred Amendment.
On November 23, 2021, our wholly-owned indirect subsidiary Hertz Corp. completed the Notes Offering, issuing $500 million aggregate principal amount of 4.625% Senior Notes due 2026 (the “2026

Notes”) and $1.0 billion aggregate principal amount of 5.000% Senior Notes due 2029 (the “2029 Notes” and, together with the 2026 Notes, the “Notes”). The Notes pay interest semi-annually in arrears and are guaranteed on a senior unsecured basis by the domestic subsidiaries of Hertz Corp. that guarantee its first lien facilities from time to time. Hertz Corp. intends to use the proceeds from the issuance of the Notes, together with other available cash, to (i) repurchase all or a portion of the Series A Preferred Shares and pay fees and expenses in connection therewith (either directly or indirectly by funding a dividend to us) and (ii) pay fees and expenses in connection with the Notes Offering. To the extent that the net proceeds from the Notes Offering are in excess of the amounts required for the purposes described above, Hertz Corp. may elect to retain up to $250 million of such remaining net proceeds for general corporate purposes (the “GCP Cap”). To the extent that the remaining net proceeds exceed the GCP Cap (such amount in excess thereof, the “Excess Net Proceeds”), Hertz Corp. will be required to apply such Excess Net Proceeds (plus, at Hertz Corp.’s option, all or any portion of the GCP Cap) to redeem a portion of the Notes.
On November 23, 2021, Hertz Corp. obtained the requisite consents from the lenders under our Credit Agreement, dated as of June 30, 2021, to amend the Credit Agreement to remove a provision which prohibited the purchase of the Series A Preferred Shares prior to June 30, 2023 (pursuant to this Offer or otherwise).
On November 15, 2021, our Board of Directors (the “Board”) determined that it is in the best interests of the Company and its stockholders to repurchase the Series A Preferred Shares with the proceeds from the Notes Offering and other available cash, and our management believes that, at this time, it is a prudent use of our financial resources. The Board reviewed materials concerning the impact of the issuance of the Notes and the repurchase of the Series A Preferred Shares on the Company, and discussed with management and the Company’s advisors information concerning the Company’s financial position, liquidity, cash flow and debt maturity profile. Based upon the foregoing, the Board approved the issuance of the Notes and a tender by the Company for all issued and outstanding Series A Preferred Shares through a cash tender offer, as well as a solicitation of consents to amend the terms of the Series A Preferred Shares as described in this Offer to Purchase.
In evaluating the Offer and Consent Solicitation, the Board considered a number of factors that it believed supported the decision, including, but not limited to, the following factors:
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Impact on Common Stock:   The tender for all issued and outstanding Series A Preferred Shares in the Offer is intended to increase the attractiveness of an investment in our Common Stock by:

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simplifying our equity capital structure,

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removing a class of equity securities senior to our Common Stock with respect to the payment of dividends,

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providing improved flexibility to pay dividends and make certain other Restricted Payments and stock repurchases because the Notes contain provisions that provide such increased flexibility and the Consent Solicitation, if approved, will remove such limitations from any Series A Preferred Shares that remain outstanding, and

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reducing Company’s cost of capital because the interest rates on the Notes are significantly lower than the dividends payable pursuant to the Series A Preferred Shares.

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Increased Strategic Flexibility:   The Board considered that, without the consent of holders of a majority of the Series A Preferred Shares, the terms of the Series A Preferred Shares limit the ability of the Company to engage in certain corporate transactions, incur indebtedness and make certain investments. As a practical matter, these terms may decrease the ability of the Company to structure potential transactions that would otherwise be in the interests of holders of our Common Stock, unless the Series A Preferred Shares are redeemed or otherwise retired. Although a portion of our Series A Preferred Shares may remain outstanding upon completion of the Offer, the tender for all issued and outstanding Series A Preferred Shares in the Offer will reduce the amount of a class of securities whose terms include certain of the limitations described above. Additionally, a significant reduction in the amount of Series A Preferred Shares outstanding would decrease the redemption cost of such remaining Series A Preferred Shares if we were to determine it is in our best interest to redeem such shares to take such strategic actions.

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Support of Majority Preferred Holders:   The Board considered that Apollo, as holders of a majority of the outstanding Series A Preferred Shares, had informed us that they would agree (and they subsequently agreed) to tender Series A Preferred Shares comprising a majority of the Series A Preferred Shares in the Offer on the terms and subject to the conditions contained in the Tender Support Agreement. Accordingly, the Board expected that, unless the Offer is terminated in accordance with its terms, the Proposed Amendment would be approved and become effective promptly following the conclusion of the Offer.

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The Offer Provides Liquidity to Series A Preferred Holders:   Each Series A Preferred Holder may decide in their own discretion whether to tender any of their Series A Preferred Shares in accordance with the Offer, and, if they choose to do so, the portion of their Series A Preferred Shares to tender.

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The Purchase Price in the Offer Represents a Discount to the Redemption Price:   The purchase price per share of $1,250.00, or 125.0% of the liquidation preference, that we are offering to pay the Series A Preferred Holders for any tendered Series A Preferred Shares is lower than the price at which we may redeem each Series A Preferred Shares in accordance with the Certificate of Designation, which is equal to the greater of (x) the sum of (A) the liquidation preference per Series A Preferred Share to be redeemed plus (B) an amount equal to the accrued dividends with respect to such share plus (C) accrued and unpaid dividends since the most recent dividend payment date with respect to such share as of the applicable redemption date and (y) the amount necessary, if any, to result in a multiple on invested capital (calculated pursuant to the terms of the Certificate of Designations) equal to the product of 1.30 times the liquidation preference with respect to such Series A Preferred Share. As of November 23, 2021, the Redemption Price would have been $1,280.00 per Series A Preferred Share.

None of the Company, our Board of Directors or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering all or a portion of your Series A Preferred Shares and consent to the Proposed Amendment in the Consent Solicitation. You must make your own decision as to whether to tender some or all of your Series A Preferred Shares and consent to the Proposed Amendment. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal and Consent, including our reasons for making the Offer and Consent Solicitation described herein, before taking any action with respect to the Offer and Consent Solicitation.
In the event that any of the Series A Preferred Shares remain outstanding following the completion or termination of the Offer and Consent Solicitation, we may seek to repurchase, redeem or otherwise retire additional Series A Preferred Shares from time to time in the future. The amount of the Series A Preferred Shares we buy and timing of any such repurchases would depend on a number of factors, including the availability of cash and/or financing on acceptable terms, and blackout periods in which we are restricted from repurchasing our securities as well as any decision to use cash for other strategic objectives. We are not be required to redeem any Series A Preferred Shares at any time, and we have not made any determination whether to redeem any or all of the Series Preferred Shares that remain outstanding following the Offer.
Certain Effects of the Offer and Consent Solicitation.   If we complete the Offer, holders of any of our Series A Preferred Shares remaining outstanding will continue to bear the risks associated with owning the Series A Preferred Shares. Such holders may be able to sell non-tendered Series A Preferred Shares in the future at a net price higher or lower than the purchase price in the Offer. Holders of our Series A Preferred Shares who do not participate in the Offer and Consent Solicitation will automatically increase their relative percentage ownership interest in the remaining Series A Preferred Shares outstanding. We can give no assurance, however, as to the price at which a holder may be able to sell the Series A Preferred Shares in the future. Completion of the Offer, as well as the Consent Solicitation, would also have a significant impact on our capital structure, as dividends in respect of our Series A Preferred Shares accrue at a rate that it is higher than the interest rates we will pay on Notes. The completion of the Offer, as well as completion of the Consent Solicitation, could also increase the attractiveness for new equity capital, further impacting the Company’s capital structure. In particular, a capital structure comprised more broadly of common stock could increase the attractiveness of the Company’s common stock to potential investors by reducing the number of outstanding shares of a class of securities senior to the common stock. This could enhance our ability to fund future operations and growth.
If we successfully complete the Consent Solicitation as well as the Offer, and obtain the requisite approval of the Proposed Amendment by a majority of holders of the Series A Preferred Shares, we will adopt the Proposed Amendment to allow us from and after the effective date of the Proposed Amendment to make certain Restricted Payments or payments by certain of our subsidiaries in respect of Junior Stock, including any purchase thereof or acquisition thereof for value. Whether or not you tender Series A Preferred Shares, we expect the Proposed Amendment will be approved and become effective promptly following the conclusion of the Offer. We have previously announced that we are authorized to purchase up to $500 million of our Common Stock pursuant to the First Preferred Amendment to the Certificate Of Designation, of which we have already purchased $300 million. If, as we expect, we receive consent to the Proposed Amendment, it is possible that we may purchase additional shares of Common Stock pursuant to one or more stock repurchase programs.
NONE OF OUR AFFILIATES, DIRECTORS, OFFICERS OR EMPLOYEES OR THE DEPOSITARY FOR THE OFFER AND CONSENT SOLICITATION, IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF THE SERIES A PREFERRED SHARES AS TO WHETHER TO TENDER ALL OR A PORTION OF THEIR SERIES A PREFERRED SHARES AND DELIVER THEIR CONSENT TO THE PROPOSED AMENDMENT. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER SERIES A PREFERRED SHARES PURSUANT TO THE OFFER AND CONSENT TO THE PROPOSED AMENDMENT PURSUANT TO THE CONSENT SOLICITATION.
Terms of the Offer
From the date of the commencement of the Offer until the Expiration Date (as described below), we are offering to holders of our Series A Preferred Shares the opportunity to receive $1,250.00 in cash for each Series A Preferred Share, for all outstanding shares of our Series A Preferred Shares. Holders of record of Series A Preferred Shares that tender and do not withdraw Series A Preferred Shares in the Offer will not be entitled to any dividend on such Series A Preferred Shares, assuming that we have accepted and paid for such Series A Preferred Shares prior to the Dividend Payment Date.
Concurrent with the Offer, we are also conducting the Consent Solicitation among the holders of the Series A Preferred Shares seeking to adopt the Proposed Amendment, from and after the effective date of the Proposed Amendment, to eliminate Section 8(b)(viii) of the Certificate of Designation. Section 8(b)(viii) of the Certificate of Designation currently provides that, without the affirmative vote or consent of holders of a majority of the Series A Preferred Shares outstanding at such time, we cannot make certain Restricted Payments and certain of our Unrestricted Subsidiaries cannot make certain payments in respect of Junior Stock, including any purchase thereof or acquisition thereof for value. Pursuant to the terms of the Certificate of Designation, the consent of holders of a majority of the outstanding Series A Preferred Shares is required to approve the Proposed Amendment. Therefore, one of the conditions to the adoption of the Proposed Amendment is the receipt of the consent of holders of at least a majority of the outstanding Series A Preferred Shares.
Apollo, as holders of a majority of the outstanding Series A Preferred Shares, have agreed to tender their shares in the Offer and to consent to the Proposed Amendment, so long as (i) the Offer is not terminated, withdrawn or modified in a manner that would cause it to not qualify as a “Qualifying Offer” under the Tender Support Agreement and (ii) Apollo’s obligations under the Tender Support Agreement are not terminated in accordance with the terms thereof. Accordingly, we expect the Proposed Amendment will be approved and become effective promptly following the conclusion of the Offer. In addition, following the purchase of Series A Preferred Shares held by Apollo, Apollo will cease to have the right to appoint a director to the Board. We expect that that following the purchase of Apollo’s Series A Preferred Shares in the Offer, its appointee to the Board, Christopher Lahoud will resign from the Board.
A copy of the Certificate of Amendment for the Series A Preferred Shares is attached hereto as Annex A. We urge that you carefully read the Certificate of Amendment in its entirety.

Holders who tender Series A Preferred Shares in the Offer will automatically be deemed, without any further action, to have given their consent to approval of the Proposed Amendment (effective upon our acceptance of the tendered Series A Preferred Shares). The consent to the Proposed Amendment is a part of the Letter of Transmittal and Consent relating to the Series A Preferred Shares.
You cannot tender any Series A Preferred Shares in the Offer without giving your consent to the Proposed Amendment, and you cannot consent to the Proposed Amendment without tendering your Series A Preferred Shares. Whether or not you tender Series A Preferred Shares, we expect the Proposed Amendment will be approved and become effective promptly following the conclusion of the Offer.
The Offer and Consent Solicitation is subject to the terms and conditions contained in this Offer to Purchase and the Letter of Transmittal and Consent.
You may tender some or all of your Series A Preferred Shares into the Offer. If you elect to tender Series A Preferred Shares in the Offer and Consent Solicitation, please follow the instructions in this Offer to Purchase and the related documents, including the Letter of Transmittal and Consent.
If you tender Series A Preferred Shares, you may withdraw your tendered Series A Preferred Shares at any time before the Expiration Date (as described below) and retain them on their current terms, or amended terms if the Proposed Amendment is approved, by following the instructions herein. In addition, you may withdraw any tendered Series A Preferred Shares that are not accepted by us within 40 business days from the commencement of this Offer on November 23, 2021
Corporate Information
Our company was incorporated in 2015 under the laws of the state of Delaware to serve as the top-level holding company for Rental Car Intermediate Holdings, LLC, which wholly owns Hertz Corp., our primary operating company. Hertz Corp. was incorporated in Delaware in 1967 and is a successor to corporations that have been engaged in the vehicle rental and leasing business since 1918. We operate our vehicle rental business globally primarily through the Hertz, Dollar and Thrifty brands from company-owned, licensee and franchisee locations in the United States, Africa, Asia, Australia, Canada, the Caribbean, Europe, Latin America, the Middle East and New Zealand. We also sell vehicles through Hertz Car Sales and operate the Firefly vehicle rental brand and the Hertz 24/7 car sharing business in international markets. We offer multiple brands in order to provide customers a full range of rental services at different price points, levels of service, offerings and products. Each of our brands generally maintains separate airport counters, reservations, marketing and other customer contact activities. We achieve synergies across our brands by, among other things, utilizing a single fleet and fleet management team and combined vehicle maintenance, vehicle cleaning and back office functions, where applicable. Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “HTZ”.
Our principal executive offices are located at 8501 Williams Road, Estero, Florida 33928, and our telephone number at that address is (239) 301-7000. Our website is www.hertz.com. Information contained on our website is not a part of this Offer to Purchase.
Incorporation of Documents by Reference.   The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. The following documents filed by us with the Commission are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase (other than, in each case, information furnished rather than filed):
•
our Annual Report on Form 10-K for the year ended December 31, 2020 (as updated by our Current Report on Form 8-K filed on October 15, 2021);

•
our Quarterly Reports on Form 10-Q for the periods ended March 31, 2021 (as updated by our Current Report on Form 8-K filed on October 15, 2021), June 30, 2021 and September 30, 2021; and

•
our Current Reports on Form 8-K (and amendments thereto) filed on February 22, 2021, March 3, 2021, March 30, 2021, March 31, 2021, April 7, 2021, April 19, 2021, April 23, 2021, May 7, 2021 (Film

No. 21904111), May 14, 2021 (as amended on the same date), May 19, 2021, June 16, 2021, July 7, 2021, August 2, 2021, August 17, 2021, September 13, 2021, October 5, 2021, October 6, 2021, October 15, 2021 (as amended on November 3, 2021), October 27, 2021, November 2, 2021, November 4, 2021, November 17, 2021 and November 23, 2021;
Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in the Offer to Purchase shall be deemed to be modified or superseded for purposes of the Offer and Consent Solicitation to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein (other than, in each case, information furnished rather than filed) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of the Offer and Consent Solicitation, except as so modified or superseded.
Our filings with the Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.hertz.com) as soon as reasonably practicable after they are filed with, or furnished to, the Commission. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this Offer to Purchase except for the documents specifically incorporated by reference as noted above. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:
Investor Relations Department
Hertz Global Holdings, Inc.
8501 Williams Road
Estero, Florida 33928
Tel. No. (239) 301-7000
We also have filed the Schedule TO with the Commission that includes additional information relating to the Offer and Consent Solicitation. The Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
Series A Preferred Shares Subject to the Offer and Consent Solicitation
The Series A Preferred Shares were issued on the Reorganization Effective Date in accordance with the Second Modified Third Amended Joint Chapter 11 Plan of Reorganization of the Company, Hertz Corp. and certain of their direct and indirect subsidiaries in the U.S. and Canada that underwent and emerged from Chapter 11 bankruptcy protection. Pursuant to the Certificate of Designation, Series A Preferred Shares will accrue a dividend, payable semi-annually in arrears (with the first dividend paid on the six month anniversary of the Reorganization Effective Date), in an amount equal to the applicable dividend rate multiplied by the then-current stated value (which was initially set at $1,000 per share). Subject to the remedies of holders following the occurrence of certain Non-Compliance Events”, the applicable dividend rate is:
•
with respect to a dividend accrued prior to the second anniversary of the Reorganization Effective Date, 9.00% per annum;

•
with respect to a dividend accrued from and after the second anniversary of the Reorganization Effective Date and prior to the third anniversary of the Reorganization Effective Date, 7.00% per annum for any portion paid in cash and 9.00% per annum for any portion paid as a compounded dividend;

•
with respect to a dividend accrued from and after the third anniversary of the Reorganization Effective Date and prior to the 42-month anniversary of the Reorganization Effective Date, 8.00% per annum for any portion paid in cash and 10.00% per annum for any portion paid as a compounded dividend;

•
with respect to a dividend accrued from and after the 42-month anniversary of the Reorganization Effective Date and prior to the fourth anniversary of the Reorganization Effective Date, 9.00% per annum;

•
with respect to a dividend accrued from and after the fourth anniversary of the Reorganization Effective Date and prior to the 54-month anniversary of the Reorganization Effective Date, 10.00% per annum;

•
with respect to a dividend accrued from and after the 54-month anniversary of the Reorganization Effective Date and prior to the fifth anniversary of the Reorganization Effective Date, 11.00% per annum; and

•
with respect to a dividend accrued from and after the fifth anniversary of the Reorganization Effective Date, an amount equal to the sum of 13.00% per annum and the product of 2.00% per annum multiplied by the number of whole years elapsed since the fifth anniversary of the Reorganization Effective Date through and including such dividend payment date;

provided that each of the foregoing rates will be increased by 6.00% per annum at any time that the funded corporate indebtedness (including certain preferred stock and undrawn letters of credit) of the Company, Hertz Corp, and its restricted subsidiaries exceeds $3,300,000,000. As of the date of this Offer to Purchase, the funded corporate indebtedness of the Company and Hertz Corp. including the issuance of the Notes, does not exceed $3,300,000,000. As of the date of this Offer to Purchase, there were 1,500,000 Series A Preferred Shares outstanding, which had an aggregate liquidation preference of $1,500,000,000.
Holders of record of Series A Preferred Shares that tender and do not withdraw Series A Preferred Shares in the Offer will not be entitled to any dividend on such Series A Preferred Shares, assuming that we have accepted and paid for such Series A Preferred Shares prior to the Dividend Payment Date.
Offer Period
The Offer and Consent Solicitation will expire on the Expiration Date, which is midnight (at the end of the day), Eastern Standard Time, on Tuesday, December 21, 2021, or such later time and date to which we may extend. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the Offer and Consent Solicitation is open. There can be no assurance that we will exercise our right to extend the Offer Period. During any extension, each holder of the Series A Preferred Shares who previously tendered Series A Preferred Shares will have a right to withdraw such previously tendered Series A Preferred Shares until the Expiration Date, as extended.
Following any extension, termination, amendment or delay, we will make a public announcement as promptly as practicable. In the case of an extension, any announcement will be made no later than 9:00 a.m., Eastern Standard Time, on the next business day following the Expiration Date as in effect immediately prior to such extension. If any extensions results in an Offer Period longer than 30 business days, the Offer will not qualify as a “Qualifying Offer to Purchase” under the First Preferred Amendment and we may be required to pay certain cash fees to the Series A Preferred Holders in accordance with the First Preferred Amendment. In addition, if the Offer does not qualify as a “Qualifying Offer Under the Tender Support Agreement”, Apollo, as the holders of a majority of the outstanding Series A Preferred Shares, may withdraw their consent to the Offer, and we may not be able to consummate the Offer. See “The Offer and Consent Solicitation — Background of the Offer and Consent Solicitation and Reasons for the Offer and Consent Solicitation” and “— Terms of the Offer.”
We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Offer at any time prior to the Expiration Date. Upon any such termination, we are required by Rule 13e-4(f)(5) under the Exchange Act to promptly return the tendered Series A Preferred Shares. If we terminate the Offer, we may be required to pay certain cash fees to the Series A Preferred Holders in accordance with the First Preferred Amendment and Apollo, as the holders of a majority of the outstanding Series A Preferred Shares, may not be required to consent to any subsequent tender offer for the Series A Preferred Shares. See “The Offer and Consent Solicitation — Background of the Offer and Consent Solicitation and Reasons for the Offer and Consent Solicitation” and “— Terms of the Offer.”
The current terms of the Series A Preferred Shares will continue to apply to any Series A Preferred Shares that remain outstanding following the consummation of the offer unless the Proposed Amendment is approved, in which case the terms of the Proposed Amendment will apply.

Amendments to the Offer and Consent Solicitation
We reserve the right at any time or from time to time, to amend the Offer and Consent Solicitation, including to increase or decrease the amount of cash issued for each share of the Series A Preferred Shares tendered. If we amend or modify the Offer in a manner that would cause it to not qualify as a “Qualifying Offer to Purchase” under the First Preferred Amendment or that would impose additional conditions on any Series A Preferred Holder’s participation, other than certain customary conditions, we may be required to pay certain cash fees to the Series A Preferred Holders in accordance with the First Preferred Amendment. See “The Offer and Consent Solicitation — Background of the Offer and Consent Solicitation and Reasons for the Offer and Consent Solicitation.”
If we make a material change in the other terms of the Offer or the Consent Solicitation or information concerning the Offer or the Consent Solicitation, or if we waive a material condition of the Offer and Consent Solicitation, we will extend the Offer and Consent Solicitation to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.
Conditions to the Offer and Consent Solicitation
The Offer and Consent Solicitation are conditioned upon the following:
•
no action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, shall have been threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer or Consent Solicitation, the tender of the Series A Preferred Shares pursuant to the Offer or otherwise relates in any manner to the Offer or Consent Solicitation;

•
there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Consent Solicitation or us, including, but not limited to, with respect to the solvency of the Company, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might, directly or indirectly, (i) make the acceptance of the Series A Preferred Shares illegal or otherwise restrict or prohibit completion of the Offer or Consent Solicitation, or (ii) delay or restrict our ability, or render us unable, to accept the Series A Preferred Shares; and

•
there shall not have occurred any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets, a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the Offer or Consent Solicitation, or a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens or any outbreak of a pandemic or contagious disease (including the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after November 23, 2021 that in our reasonable judgment makes it inadvisable for us to proceed with the Offer and Consent Solicitation).

The Consent Solicitation is additionally conditioned upon at least a majority of the outstanding Series A Preferred Shares having been properly tendered and not withdrawn in the Offer.
In addition, as to any holders of the Series A Preferred Shares, the Offer and Consent Solicitation is conditioned upon such holder of the Series A Preferred Shares desiring to tender Series A Preferred Shares in the Offer delivering to the Depositary in a timely manner the holder’s Series A Preferred Shares to be tendered and any other required paperwork, all in accordance with the applicable procedures described in this Offer to Purchase and set forth in the Letter of Transmittal and Consent.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer Period. The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.
We may withdraw the Offer and Consent Solicitation at any time, or from time to time, for any reason or for no reason. Upon any such withdrawal, we will return the tendered Series A Preferred Shares (and the related consent to the Proposed Amendment will be revoked). We will announce our decision to withdraw the Offer and Consent Solicitation by disseminating notice by public announcement or otherwise as permitted by applicable law.
No Recommendation; Holder’s Own Decision
Neither we, nor any of our affiliates, directors, officers or employees or the Depositary for the Offer and Consent Solicitation, is making any recommendations to any holder of our Series A Preferred Shares as to whether to tender any or all of their Series A Preferred Shares and deliver their consent to the Proposed Amendment. Each holder of the Series A Preferred Shares must make its own decision as to whether to tender Series A Preferred Shares pursuant to the Offer and consent to the Proposed Amendment pursuant to the Consent Solicitation.
Procedure for Tendering Series A Preferred Shares
In order for a holder validly to tender Series A Preferred Shares pursuant to the Offer, the Letter of Transmittal and Consent (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal and Consent must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date.
Letters of transmittal must be sent only to the Depositary. Do not send letters of transmittal to the Company. The method of delivery of letters of transmittal, any required signature guarantees and all other required documents is at the election and risk of the persons tendering and delivering letters of transmittal, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is recommended that the holder use registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary prior to the Expiration Date.
Unless the Series A Preferred Shares have been tendered pursuant to the procedures described in this Offer to Purchase and the related Letter of Transmittal and Consent, we may, at our option, reject such tender. Series A Preferred Shares accepted for payment pursuant to the Offer will in all cases be purchased only after timely receipt by the Depositary of (i) the letter of transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees; and (ii) any other documents required by the Letter of Transmittal and Consent.
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an “Eligible Institution.” See “— Signature Guarantees.”
If the Letter of Transmittal and Consent is signed by someone other than the registered holder of the tendered Series A Preferred Shares (for example, if the registered holder has assigned the Series A Preferred Shares to a third party), the tendered Series A Preferred Shares must be properly accompanied by appropriate assignment documents, signed exactly as the name(s) of the registered holder(s) appear on the Series A Preferred Shares, with the signature(s) on the Series A Preferred Shares or assignment documents guaranteed by an Eligible Institution (as defined below).
Unless the Series A Preferred Shares have been tendered pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and Consent, we may, at our option, reject such tender.

Any Series A Preferred Shares duly tendered and delivered as described above may, but are not required to be, cancelled by the Company after completion of the Offer.
Signature Guarantees
In certain cases, all signatures on the Letter of Transmittal and Consent must be guaranteed by an Eligible Institution. An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act.
Signatures on the Letter of Transmittal and Consent need not be guaranteed by an Eligible Institution if (i) the Letter of Transmittal and Consent is signed by the registered holder of the Series A Preferred Shares tendered therewith exactly as the name of the registered holder appears on such Series A Preferred Shares and such holder has not completed the box entitled “Special Delivery Instructions” in the Letter of Transmittal and Consent; or (ii) such Series A Preferred Shares are tendered for the account of an Eligible Institution. In all other cases, an Eligible Institution must guarantee all signatures on the Letter of Transmittal and Consent by completing and signing the table in the Letter of Transmittal and Consent entitled “Guarantee of Signature(s).”
Required Communications by Beneficial Owners
Persons whose Series A Preferred Shares are held through a broker, dealer, commercial bank, trust company or other financial intermediary are not considered registered holders of those Series A Preferred Shares, but are “beneficial owners,” and must instruct the broker, dealer, commercial bank, trust company or other financial intermediary to tender Series A Preferred Shares on their behalf. Your broker, dealer, commercial bank, trust company or other financial intermediary should have provided you with an “Instructions Form” with this Offer to Purchase. The Instructions Form may be used by you to instruct your broker or other custodian to tender and deliver Series A Preferred Shares on your behalf. We will reimburse brokers, dealers and other nominees the reasonable costs incurred by them in connection with the mailing of this Offer to Purchase to the beneficial owners of Series A Preferred Shares.
Timing and Manner of Deliveries
THE SERIES A PREFERRED SHARES WILL BE PROPERLY TENDERED ONLY IF, BY THE EXPIRATION DATE, THE DEPOSITARY RECEIVES SUCH SERIES A PREFERRED SHARES BY BOOK-ENTRY TRANSFER, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND CONSENT.
ALL DELIVERIES IN CONNECTION WITH THE OFFER AND CONSENT SOLICITATION, INCLUDING ANY LETTER OF TRANSMITTAL AND CONSENT AND THE TENDERED SERIES A PREFERRED SHARES, MUST BE MADE TO THE DEPOSITARY. NO DELIVERIES SHOULD BE MADE TO US. ANY DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING HOLDERS OF THE SERIES A PREFERRED SHARES. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED (PROPERLY INSURED). IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Determination of Validity
All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance of any tender of the Series A Preferred Shares and the related consent will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of the Series A Preferred Shares and the related consents that we determine are not in proper form or reject tenders of the Series A Preferred Shares and the related consents that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Series A Preferred Shares and the related consents, whether or not similar defects or irregularities are waived in the case of other tendered Series A Preferred Shares and the related consents. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders or the related consents, nor shall any of us or them incur any liability for failure to give any such notice.
Fees and Commissions
Tendering holders of the Series A Preferred Shares who tender Series A Preferred Shares directly to the Depositary will not be obligated to pay any charges or expenses of the Depositary or any brokerage commissions. Beneficial owners who hold Series A Preferred Shares through a broker or bank should consult that institution as to whether or not such institution will charge the owner any service fees in connection with tendering Series A Preferred Shares on behalf of the owner pursuant to the Offer and Consent Solicitation.
Transfer Taxes
We will pay all stock transfer taxes, if any (which shall not include any income tax) (“Transfer Taxes”), applicable to the transfer of the Series A Preferred Shares to us in the Offer, or reimburse any tendering holder that pays such Transfer Taxes as promptly as reasonably practicable upon notice of such holder’s payment. If Transfer Taxes are imposed that are not applicable to the transfer of the Series A Preferred Shares to us in the Offer, the amount of such Transfer Taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder.
Withdrawal Rights
By tendering Series A Preferred Shares pursuant to the Offer, a holder will be deemed to have validly delivered its consent to the Proposed Amendment. Tenders of the Series A Preferred Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Consents to the Proposed Amendment in connection with the Consent Solicitation may be revoked at any time before the Expiration Date by withdrawing the tender of your Series A Preferred Shares. A valid withdrawal of tendered Series A Preferred Shares before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Proposed Amendment. Tenders of the Series A Preferred Shares and consent to the Series A Preferred Share Amendment may not be withdrawn after the Expiration Date. If the Offer Period is extended, you may withdraw your tendered Series A Preferred Shares at any time until the expiration of such extended Offer Period. After the Offer Period expires, such tenders and the related consents are irrevocable; provided, however, that you may withdraw any tendered Series A Preferred Shares that are not accepted by us within 40 business days from the commencement of this Offer on November 23, 2021.
To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Series A Preferred Shares for which tenders and related consents are to be withdrawn and the number of the Series A Preferred Shares to be withdrawn. If the Series A Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted prior to release of such Series A Preferred Shares. In addition, such notice must specify the name of the registered holder (if different from that of the tendering holder of the Series A Preferred Shares). A withdrawal may not be cancelled, and Series A Preferred Shares for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and the Consent Solicitation. However, Series A Preferred Shares for which tenders are withdrawn may be tendered again by following one of the procedures described above in the section entitled “— Procedure for Tendering Series A Preferred Shares” (at any time prior to the Expiration Date.)
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance of the Series A Preferred Shares and Payment of Cash
Upon the terms and subject to the conditions of the Offer and Consent Solicitation, we will accept all shares of the Series A Preferred Shares validly tendered until the Expiration Date, which is midnight (at the end of the day), Eastern Standard Time, on Tuesday, December 21, 2021, or such later time and date to which we may extend. Cash to be paid upon tender of the Series A Preferred Shares pursuant to the Offer, along with written notice from Depositary confirming the balance of any Series A Preferred Shares not tendered, will be delivered promptly following the Expiration Date, and, in any event, within two business days thereof. In all cases, Series A Preferred Shares will only be accepted for tender pursuant to the Offer after timely receipt by the Depositary of (i) book-entry delivery of the tendered Series A Preferred Shares, (ii) a properly completed and duly executed Letter of Transmittal and Consent, (iii) any other documentation required by the Letter of Transmittal and Consent, (iv) any required signature guarantees, and (v) any required signature guarantees.)
For purposes of the Offer and Consent Solicitation, we will be deemed to have accepted Series A Preferred Shares that are validly tendered and for which tenders are not withdrawn, unless we give written notice to the holder of the Series A Preferred Shares of our non-acceptance. Upon our acceptance of validly tendered Series A Preferred Shares, the related consents to the Proposed Amendment will become effective.
Under no circumstances will we pay interest as part of the consideration to be paid for each Series A Preferred Share, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to accept Series A Preferred Shares in the Offer.
Announcement of Results of The Offer and Consent Solicitation
We will announce the preliminary results of the Offer and Consent Solicitation promptly following the Expiration Date. Final results of the Offer and Consent Solicitation, including whether all of the conditions to each of the Offer and the Consent Solicitation have been satisfied or waived and whether we will accept the tendered Series A Preferred Shares, will be published in a current report on Form 8-K to be filed with the Commission within four business days after the Expiration Date and by amendment to the Schedule TO that we file with the Commission in connection with the Offer and Consent Solicitation.
Agreements, Regulatory Requirements and Legal Proceedings
Other than as set forth under the sections entitled “The Offer and Consent Solicitation — Interests of Directors, Executive Officers and Others” and “The Offer and Consent Solicitation — Transactions and Agreements Concerning Our Series A Preferred Shares” there are no present or proposed agreements, arrangements, understandings or relationships between us, and any of our directors, executive officers, affiliates or any other person relating, directly or indirectly, to the Offer and Consent Solicitation or to our securities that are the subject of the Offer and Consent Solicitation.
Except for the requirements of applicable federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or federal or state regulatory approvals to be obtained by us in connection with the Offer and Consent Solicitation. There are no antitrust laws applicable to the Offer and Consent Solicitation. The margin requirements under Section 7 of the Exchange Act, and the related regulations thereunder, are inapplicable to the Offer and Consent Solicitation.
There are no pending legal proceedings relating to the Offer and Consent Solicitation.
Interests of Directors, Executive Officers and Others
The Company does not beneficially own any Series A Preferred Shares.
Christopher Lahoud is a director of the Company and is also a Partner in Apollo Credit. Apollo and its affiliates are significant holders of our Series A Preferred Shares. Mr. Lahoud joined Apollo in 2018. Mr. Lahoud was appointed to the Company’s board by Apollo in June 2021 pursuant to Apollo’s right to designate a director to our Board of Directors as long as they own at least 50% of the outstanding Series A Preferred Shares. Apollo, as holders of a majority of the outstanding Series A Preferred Shares, have agreed to tender their shares in the Offer and to consent to the Proposed Amendment, so long as (i) the Offer is not terminated, withdrawn or modified in a manner that would cause it to not qualify as a “Qualifying Offer to Purchase” under First Preferred Amendment and (ii) Apollo’s obligations under the Tender Support Agreement are not terminated in accordance with the terms thereof. Following the purchase of Series A Preferred Shares held by Apollo, Apollo will cease to have the right to appoint a director to the Board. We expect that that following the purchase of Apollo’s Series A Preferred Shares in the Offer, Mr. Lahoud will resign from the Board.
To our knowledge, none of our other directors, executive officers or affiliates beneficially own any Series A Preferred Shares as of the date hereof.
Based on our records and information provided to us, the following table lists the Series A Preferred Shares beneficially owned by our directors, executive officers and holders of 10% or more of our Series A Preferred Shares:
Name and Address of Beneficial Owner	Total Series A Preferred Shares Owned	Percentage of Series A Preferred Shares Owned(1)
Apollo	1,000,000	66.7%
Investments funds managed by Oaktree Capital Management L.P.	195,000	13.0%

(1)
Based on 1,500,000 Series A Preferred Shares outstanding as of November 23, 2021.

Price Range, Dividends and Related Stockholder Matters
Price Range of the Series A Preferred Shares
There is no established public trading market for our Series A Preferred Shares. Our Series A Preferred Shares are not listed on any national securities exchange. As of November 23, 2021, there were 1,500,000 Series A Preferred Shares outstanding.
Dividends
Dividends on the Series A Preferred Shares are payable semi-annually in arrears on June 30 and December 31 to holders of record as of the immediately preceding June 15 and December 15, respectively, provided that if such date is not a business day, then the dividend shall be paid on the business day immediately preceding such date. Holders of record of Series A Preferred Shares on the dividend record date of December 15, 2021 that tender and do not withdraw Series A Preferred Shares in the Offer will not be entitled to any dividend on such Series A Preferred Shares accrued and payable in accordance with the Certificate of Designation with respect to such Series A Preferred Shares to the extent payable on the next dividend payment date of December 31, 2021, assuming that we have accepted and paid for such Series A Preferred Shares prior to that date.
Source and Amount of Funds
The source of funds for the consideration being paid by us to those tendering Series A Preferred Share pursuant to the Offer is our current available cash, including proceeds from the Notes Offering. The total amount of cash required to purchase all outstanding Series A Preferred Shares is $1,875,000,000. In addition, we estimate fees, expenses and other related amounts incurred in connection with the transactions will be approximately $500,000. We expect to have sufficient funds to complete the transactions contemplated by the Offer and Consent Solicitation and to pay fees, expenses and other related amounts.
Depositary
The Depositary has been appointed the depositary for the Offer and Consent Solicitation. The Letter of Transmittal and Consent and all correspondence in connection with the Offer and Consent Solicitation should be sent or delivered by each holder of the Series A Preferred Shares, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the Depositary at the address and telephone numbers set forth on the back cover page of this Offer to Purchase. We will pay the Depositary reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.
Questions concerning tender procedures and requests for additional copies of this Offer to Purchase or the Letter of Transmittal and Consent should be directed to the Company at the telephone numbers set forth on the back cover page of this Offer to Purchase.
Fees and Expenses
The expenses of soliciting tenders of the Series A Preferred Shares and the Consent Solicitation will be borne by us. The principal solicitations are being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by our officers and other employees and affiliates. Our officers and other employees and affiliates may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer and Consent Solicitation to beneficial owners. We have agreed to pay reasonable expenses incurred by Apollo in connection with the Preferred Stock and the Tender Support Agreement. See “The Offer and Consent Solicitation — Terms of the Offer.”
You will not be required to pay any fees or commissions to us or the Depositary in connection with the Offer and Consent Solicitation.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees for soliciting tenders of, and consents with respect to, Series A Preferred Shares pursuant to the Offer and Consent Solicitation, the Letter of Transmittal and Consent and related materials to the beneficial owners of the Series A Preferred Shares held by them as a nominee or in a fiduciary capacity. If your Series A Preferred Shares are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Series A Preferred Shares on your behalf, your broker or other nominee may charge you a commission or service fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and Consent and related materials to the beneficial owners of the Series A Preferred Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Depositary for purposes of the Offer and Consent Solicitation. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Depositary for purposes of the Offer and Consent Solicitation.
Transactions and Agreements Concerning Our Series A Preferred Shares
Other than as set forth below and (i) in the Certificate of Designation, (ii) the description of certain relationships and related transactions included in “— Interests of Directors, Executive Officers and Others,” and (iii) as set forth in our Certificate of Incorporation, there are no agreements, arrangements or understandings between us, or any of our directors or executive officers, and any other person with respect to our securities that are the subject of the Offer and Consent Solicitation.
Based on our records and information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has engaged in any transactions in our Series A Preferred Shares since June 30, 2021.
As disclosed in our Current Report on Form 8-K filed with the Commission on May 19, 2021, on May 14, 2021, the Company entered into an Equity Purchase and Commitment Agreement (the “EPCA”) with one or more funds associated with Knighthead Capital Management, LLC, one or more funds associated with Certares Opportunities LLC and Apollo. The EPCA provided for the purchase or otherwise syndication of $1.5 billion in Series A Preferred Shares by Apollo.

As disclosed in our Current Report on Form 8-K filed with the Commission on July 7, 2021, on June 30, 2021, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with certain stockholders (the “Rights Holders”). The Registration Rights Agreement provides resale registration rights for the Rights Holders’ Registrable Securities (as defined in the Registration Rights Agreement).
Apollo, as the holders of a majority of the outstanding Series A Preferred Shares, have the right to elect one director of the Company (the “Preferred Stock Director”) as long as Apollo own at least 50% of the outstanding Series A Preferred Shares. Apollo have agreed to tender their shares in the Offer and to consent to the Proposed Amendment, so long as (i) the Offer is not terminated, withdrawn or modified in a manner that would cause it to not qualify as a “Qualifying Offer” under the Tender Support Agreement and (ii) Apollo’s obligations under the Tender Support Agreement are not terminated in accordance with the terms thereof. Following the purchase of Series A Preferred Shares held by Apollo, Apollo will cease to have the right to appoint the Preferred Stock Director and the Board may remove the Preferred Stock Director from the Board. Series A Preferred Holders are generally limited to voting on certain other matters pertaining to the rights and obligations of the holders of Series A Preferred Shares and are generally not entitled to vote on matters on which the holders of our Common Stock vote.
Except as described in the sections of this Offer to Purchase entitled “Certain Considerations” and “The Offer and Consent Solicitation,” neither we, nor any of our directors, executive officers, or controlling persons, or any executive officers, directors, managers or partners of its controlling persons, has any plans, proposals or negotiations that relate to or would result in:
•
any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•
any purchase, sale or transfer of a material amount of assets of us or any of our subsidiaries;

•
any material change in our present dividend rate or policy, or our indebtedness or capitalization (other than repurchases of shares of our Common Stock from time to time);

•
any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any executive officer;

•
any other material change in our corporate structure or business;

•
any class of our equity securities to be delisted from the Nasdaq Global Select Market;

•
any class of our equity securities becoming eligible for termination of registration under section 12(g)(4) of the Exchange Act (except to the extent the results of the Offer and Consent Solicitation impact such eligibility with respect to the Series A Preferred Shares);

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the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

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the acquisition or disposition by any person of our securities (other than repurchases by us of shares of our Common Stock from time to time); or

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any changes in our Certificate of Incorporation or other governing instruments or other actions that could impede the acquisition of control of our company.

We have previously announced that we are authorized to purchase up to $500 million of our Common Stock pursuant to the First Preferred Amendment to the Certificate of Designation, of which we have already purchased $300 million. If, as we expect, we receive consent to the Proposed Amendment, it is possible that our Board of Directors may authorize the purchase of additional shares of Common Stock pursuant to one or more stock repurchase programs.
Registration Under the Exchange Act
The Series A Preferred Shares are currently not registered under the Exchange Act. We currently do not intend to register the Series A Preferred Shares that remain outstanding after completion of the Offer and Consent Solicitation. Notwithstanding the Series A Preferred Shares not being registered, we will continue to be subject to the reporting requirements under the Exchange Act as a result of the continuing registration of our Common Stock.
Absence of Appraisal or Dissenters’ Rights
Holders of the Series A Preferred Shares do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer and Consent Solicitation.
Material U.S. Federal Income Tax Consequences
The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each term as defined below and, in the aggregate, referred to as “Holders”) relating to the tender of the Series A Preferred Shares for cash pursuant to the Offer. This summary is based upon the provisions of the Code, Treasury regulations promulgated under the Code (the “Regulations”), and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences materially different from those summarized below. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been obtained, or is intended to be obtained, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions, or that if the IRS were to challenge such conclusions, such challenge would not be sustained by a court.
This summary assumes that the Series A Preferred Shares are held as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under U.S. federal estate and gift tax laws or the laws of any foreign, state or local jurisdiction. In addition, this summary does not purport to address all tax considerations that may be applicable to a particular Holder’s circumstances or to Holders that may be subject to special tax rules, including, without limitation: Holders subject to the alternative minimum tax; banks, insurance companies or other financial institutions; tax-exempt organizations; dealers, brokers or traders in securities, currencies or commodities; regulated investment companies; real estate investment trusts; Holders that elect to use a mark-to-market method of accounting for their securities holdings; U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar; controlled foreign corporations; passive foreign investment companies; former U.S. citizens or long-term residents; partnerships or other pass-through entities for U.S. federal income tax purposes and investors therein; Holders holding Series A Preferred Shares as a position in a hedging transaction, “straddle,” “conversion transaction,” other “synthetic security” or integrated transaction, or other risk reduction transaction; and directors, employees, former employees or other persons who acquired their Shares as compensation, including upon the exercise of employee options. In addition, this summary does not address any tax consequences arising from the Medicare tax on net investment income.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner (for U.S. federal income tax purposes) of the Series A Preferred Shares that is, for U.S. federal income tax purposes:
(1)
an individual who is a citizen or resident of the United States;

(2)
a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

(3)
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)
a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable Regulations to be treated as a U.S. person. For purpose of this discussion, the term “Non-U.S. Holder” means a beneficial owner (for U.S. federal income tax purposes) of the Series A Preferred Shares (other than a partnership or other entity treated as a partnership or other “pass-through entity” for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity treated as a partnership or other “pass-through entity” for U.S. federal income tax purposes) holds outstanding Series A Preferred Shares, the tax treatment of a partner in the partnership (or other owner) will generally depend upon the status of the partner (or other owner) and the activities of the partnership (or other “pass-through entity”). If you are a partnership (or other “pass-through entity”) or a partner (or other owner) of a partnership (or other “pass-through entity”) holding Series A Preferred Shares, you should consult your tax advisor regarding the tax consequences of the Offer.
THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOLDER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS AND THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO YOUR PARTICULAR SITUATION.
In the event that the Proposed Amendment is not approved, the Offer will generally not give rise to a taxable transaction for U.S. federal income tax purposes to Holders that do not tender any Series A Preferred Shares in the Offer. If, however, the Proposed Amendment is approved, then there is a possibility that the Proposed Amendment will result in a deemed exchange of Series A Preferred Shares (as they exist before the Amendment goes into effect) (“Old Shares”) for Series A Preferred Shares (as they exist after the Amendment goes into effect) for U.S. federal income tax purposes to Holders that do not tender all of their Series A Preferred Shares in the Offer with respect to those shares that are not tendered. If such deemed exchange were to occur, we expect it would be treated as a recapitalization under Section 368(a)(1)(E) of the Code, and that non-tendering Holders would not recognize gain or loss on such deemed exchange, except, potentially, to the extent of any dividends in arrears on the Old Shares.
Holders that do not intend to tender some or all of their Series A Preferred Shares are strongly advised to consult their own tax advisors regarding the consequences to them of the Offer and the Proposed Amendment.
Tax Consequences to U.S. Holders
Characterization of the Purchase — Distribution vs. Sale Treatment.   The tender of the Series A Preferred Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Series A Preferred Shares or as receiving a distribution from us taxable under Section 301 of the Code as described in more detail below.
Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on a tender of the Series A Preferred Shares for cash if the tender: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares in the Company owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares in the Company that the U.S. Holder has the right to acquire by exercise of an option. A tender of the Series A Preferred Shares for cash generally will be a substantially disproportionate redemption with respect to a U.S. Holder if, among other things, (x) the ratio which the voting stock of the Company owned by the U.S. Holder immediately after the redemption bears to all of the voting stock of the Company at such time, is less than 80% of the ratio which the voting stock of the Company owned by the U.S. Holder immediately before the redemption bears to all of the voting stock of the Company at such time and (y) the U.S. Holder’s ownership of the common stock of the Company (whether voting or nonvoting) after and before redemption also meets the 80% requirement in the preceding clause (x). U.S. Holders are urged to consult their tax advisors regarding the application of the “substantially disproportionate” test in their particular circumstances. If a tender of the Series A Preferred Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. A tender of the Series A Preferred

Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. A tender of the Series A Preferred Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment under Section 301, on the other hand. Contemporaneous dispositions or acquisitions of shares in the Company (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied.
Sale or Exchange Treatment.   If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Series A Preferred Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Series A Preferred Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Series A Preferred Shares will be equal to the cost of the Series A Preferred Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Series A Preferred Shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (such as individuals). The deductibility of capital losses is subject to limitations.
Distribution Treatment.   If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Series A Preferred Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Series A Preferred Shares. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such Series A Preferred Shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Series A Preferred Shares exchanged. Currently, dividends are taxable at the preferential rates applicable to long-term capital gains for non-corporate U.S. Holders (such as individuals) if certain holding period and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Series A Preferred Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Series A Preferred Shares tendered should be transferred to any remaining equity interests in the Company held by such U.S. Holder. If such U.S. Holder has no remaining equity interests in the Company, its basis could, under certain circumstances, be transferred to any remaining equity interests that are held by a person related to such U.S. Holder, or the basis could be lost entirely.
To the extent that cash received for Series A Preferred Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it generally may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.
The U.S. federal income tax rules governing the tendering of your Series A Preferred Shares pursuant to the Offer are complicated and unclear and will depend on facts and circumstances that are not yet known. In particular, we expect to have significant earnings and profits for U.S. federal income tax purposes as of the time of any cash payment to tendering Holders pursuant to the Offer. As a result, if the cash payment is treated as a distribution pursuant to Section 301 of the Code, it is possible that if you tender your Series A Preferred Shares pursuant to the Offer, you will be required to include all or a substantial amount of the cash you receive in your taxable income as a dividend for U.S. federal income tax purposes without reduction for your tax basis in your shares. We strongly urge you to consult your own tax advisor with respect to the U.S.

federal income tax consequences of tendering your Series A Preferred Shares pursuant to the Offer in light of your individual circumstances.
Consequences of the Offer to Non-U.S. Holders.
Sale or Exchange Treatment.   Gain realized by a Non-U.S. Holder on a sale of the Series A Preferred Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Tax Consequences to U.S. Holders — Characterization of the Purchase — Distribution vs. Sale Treatment” unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•
our Series A Preferred Shares constitute “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Series A Preferred Shares.

A Non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and, if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.
A Non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.
With respect to the third bullet point above, we believe we have not been in the last five years, and we do not anticipate becoming, a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. If gain on the disposition of the Series A Preferred Shares were subject to taxation under the third bullet point above, the Non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person. The remainder of this discussion assumes that we have not been and are not a USRPHC.
Distribution Treatment.   If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of the Series A Preferred Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Series A Preferred Shares. Except as described below, the treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of the Series A Preferred Shares will be determined in the manner described above under “Tax Consequences to U.S. Holders — Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.
Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.
As noted above, we expect to have significant earnings and profits for U.S. federal income tax purposes as of the time of any cash payment to tendering Holders pursuant to the Offer. As a result, if the cash payment is treated as a distribution pursuant to Section 301 of the Code, it is possible that if you tender your Series A Preferred Shares pursuant to the Offer, you will be subject to U.S. federal withholding tax on the entire amount of that payment. We strongly urge you to consult your own tax advisor with respect to the U.S. federal income tax consequences of tendering your Series A Preferred Shares pursuant to the Offer in light of your individual circumstances.
Withholding For Non-U.S. Holders.   Because, as described above, it is unclear whether the cash received by a Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, taxable under Section 301, an applicable withholding agent may treat the entirety of such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent Non-U.S. Holders tender Series A Preferred Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.
A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “Tax Consequences to U.S. Holders — Characterization of the Purchase — Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.
Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.
Information Reporting and Backup Withholding.   Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup withholding, each non-corporate stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the applicable withholding agent of the stockholder’s taxpayer identification number (generally an employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal and Consent.
Certain “exempt” recipients (including, among others, generally all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit a statement (generally, an IRS Form W- 8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such Non-U.S.

Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9.
Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.
Stockholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
FATCA.   Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold Series A Preferred Shares as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above, an applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of the Series A Preferred Shares pursuant to the Offer.
THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
Additional Information; Amendments
We have filed with the Commission the Schedule TO. We recommend that holders of the Series A Preferred Shares review the Schedule TO, including the exhibits, and our other materials that have been filed with the Commission before making a decision on whether to accept the Offer and Consent Solicitation.
The Offer and Consent Solicitation is not made to those holders who reside in any jurisdiction where the offer or solicitation would be unlawful.
Our Board of Directors recognizes that the decision to accept or reject the Offer and Consent Solicitation is an individual one that should be based on a variety of factors and holders of the Series A Preferred Shares should consult with personal advisors if they have questions about their financial or tax situation.
We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the Commission. All reports and other documents we have filed or furnished with the Commission, relating to the Offer and Consent Solicitation, of which this Offer to Purchase forms a part, or will file or furnish with the Commission in the future, can be accessed electronically on the Commission’s website at www.sec.gov. If you have any questions regarding the Offer and Consent Solicitation or need assistance, you should contact the Depositary for the Offer and Consent Solicitation. You may request additional copies of this document or the Letter of Transmittal and Consent. All such questions or requests should be directed to:

Investor Relations Department
Hertz Global Holdings, Inc.
8501 Williams Road
Estero, Florida 33928
Tel. No. (239) 301-7000.
We will amend these materials, including this Offer to Purchase, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to the holders of our Series A Preferred Shares.

Annex A
Form of Certificate of Amendment to Certificate of Designation
[See Attached]

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DESIGNATIONS OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A PREFERRED STOCK
Pursuant to Section 151(g) and 303 of the
General Corporation Law of the State of Delaware
This Second Amendment (this “Amendment”) to the Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock, as amended on November 3, 2021 (the “Certificate of Designation”) is dated as of December 21, 2021 (the “Effective Date”).
WHEREAS, Hertz Global Holdings, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 1,500,000 authorized shares of preferred stock, classified as Series A Preferred Stock (the “Series A Preferred Stock”) and the Certificate of Designation in its original form was filed with the Secretary of State of the State of Delaware on June 30, 2021 evidencing such terms;
WHEREAS, the Company adopted that certain Amendment to the Certificate of Designation and filed the Certificate of Amendment in relation thereto with the Secretary of State of the State of Delaware on November 3, 2021;
WHEREAS, the board of directors (the “Board of Directors”) of the Company has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment advisable and in the best interest of the Company and its stockholders;
WHEREAS, on November 23, 2021, the Company commenced an issuer tender offer and consent solicitation (the “Qualifying Offer and Consent Solicitation”), giving the holders of the then outstanding Series A Preferred Stock the opportunity to tender their shares of Series A Preferred Stock;
WHEREAS, any holder of Series A Preferred Stock tendering its shares in connection with the Qualifying Offer and Consent Solicitation, as a requirement of such tender, provided its consent to this Amendment; and
WHEREAS, the requisite holders of Series A Preferred Stock have duly approved this Amendment in accordance with Sections 242 and 228 of the DGCL and Section 18 of the Certificate of Designation.
NOW, THEREFORE, this Amendment has been duly adopted in accordance with Sections 242 and 228 of the DGCL and Section 18 of the Certificate of Designation and has been executed by a duly executed officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designation as follows:
Capitalized Terms.   Unless otherwise specified in this Amendment, all terms herein shall have the same meanings ascribed to them in the Certificate of Designation.
Amendment.   The text of Section 8(b)(viii) of the Certificate of Designation is hereby removed in its entirety and replaced with the following:
“RESERVED”
No Other Changes.   Other than the change identified in Section 2 the Certificate of Designation remains as amended on November 3, 2021.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Hertz Global Holdings, Inc. has caused this Certificate of Amendment to be signed as of the date first set forth above.
HERTZ GLOBAL HOLDINGS, INC.
By:

Name:
M. David Galainena

Title:
Executive Vice President, General Counsel and Secretary

[Signature page to Certificate of Second Amendment to Certificate of Designation]